UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                   FORM 10-SB

      GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
       Under Section 12(b) or (g) of the Securities Exchange Act of 1934


                             Training Together, Inc.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)

                     Colorado                                   84-1597208
------------------------------------------------------     ---------------------
            (State or other jurisdiction of                 (I.R.S. Employer
            incorporation or organization)                  Identification No.)

 6025 South Quebec St., Suite 135, Englewood, CO                80111
------------------------------------------------------     ---------------------
           (Address of principal executive offices)          (Zip Code)

Issuer's telephone number: (720) 493-0303

Securities to be registered under Section 12(b) of the Act:


        Title of each class                 Name of each exchange on which
        to be so registered                 each class is to be registered

----------------------------------     -----------------------------------------

----------------------------------     -----------------------------------------



Securities to be registered under Section 12(g) of the Act:

                         Common stock, without par value
--------------------------------------------------------------------------------
                                (Title of class)





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     Training Together, Inc. hereby applies to the Securities and Exchange
Commission to withdraw the Form 10-SB registration statement, prior to its effective date.


                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Pre- Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


TRAINING TOGETHER, INC.


Date: October 17, 2003                          By:  /s/ David C. Olson
                                                     ---------------------------
                                                     DAVID C. OLSON,
                                                     Chief Executive Officer


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